UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant  ☐

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☒	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CHIPOTLE MEXICAN GRILL, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Chipotle Mexican Grill, Inc

1401 Wynkoop Street, Suite 500

Denver, CO 80202

November     , 2009

DEAR SHAREHOLDER:

You are cordially invited to attend a special meeting of shareholders of Chipotle Mexican Grill, Inc., which will be held on December 21, 2009 at 8:00 a.m. local time at the offices of Messner & Reeves, LLC, 1430 Wynkoop Street, Suite 300, Denver, Colorado. Details of the business to be conducted at the special meeting are given in the notice of meeting and proxy statement that follow.

Please vote promptly by following the instructions in this proxy statement or in the Notice of Internet Availability of Proxy Materials that was mailed to you.

Sincerely,

/s/ Steve Ells
Chairman of the Board and Co-Chief Executive Officer

NOTICE OF SPECIAL MEETING

A special meeting of shareholders of Chipotle Mexican Grill, Inc. will be held on December 21, 2009 at 8:00 a.m. local time at Messner & Reeves, LLC, 1430 Wynkoop Street, Suite 300, Denver, Colorado. Shareholders will consider and take action on the following matters:

1.	A proposal to amend Chipotle’s Restated Certificate of Incorporation to (a) effect a reclassification of each outstanding share of Chipotle Class B common stock into one share of Chipotle Class A common stock and rename the Class A common stock as “common stock,” which we refer to as “the conversion”; and (b) eliminate provisions relating to our prior dual-class common stock structure, the ownership interest formerly held in us by McDonald’s Corporation and certain other historical matters; and

2.	Such other business as may properly come before the meeting or any adjournments or postponements of the meeting.

Information with respect to the above matters is set forth in the proxy statement that accompanies this notice.

The record date for the special meeting has been fixed by the Board of Directors as the close of business on October 30, 2009. Shareholders of record at that time are entitled to vote at the meeting.

By order of the Board of Directors

/s/ Monty Moran

Co-Chief Executive Officer, Secretary and Director

November     , 2009

Please execute your vote promptly by following the instructions included on the Notice of Availability of Proxy Materials if one was provided to you, or on the proxy card or voting instruction card you received with hard copies of these materials.

CHIPOTLE MEXICAN GRILL, INC.

1401 Wynkoop Street, Suite 500

Denver, Colorado 80202

PROXY STATEMENT

SPECIAL MEETING INFORMATION

This proxy statement contains information related to a special meeting of shareholders of Chipotle Mexican Grill, Inc. to be held on Monday, December 21, 2009 at 8:00 a.m. local time at Messner & Reeves, LLC, 1430 Wynkoop Street, Suite 300, Denver, Colorado. This proxy statement was prepared under the direction of the company’s Board of Directors to solicit your proxy for use at the special meeting. It will be made available to shareholders on or about November 4, 2009.

Who is entitled to vote and how many votes do I have?

If you were a shareholder of record of our Class A common stock or our Class B common stock on October 30, 2009, you are entitled to vote at the special meeting, or at any postponement or adjournment of the meeting. On each matter to be voted on, you may cast one vote for each share of Class A common stock you hold and ten votes for each share of Class B common stock you hold. As of October 30, 2009 there were [            ] shares of Class A common stock and [            ] shares of Class B common stock outstanding and entitled to vote.

What am I voting on?

You will be asked to vote on a single proposal: an amendment to Chipotle’s Restated Certificate of Incorporation to effect a reclassification of each outstanding share of Chipotle Class B common stock into one share of Chipotle Class A common stock and to rename the Class A common stock as “common stock” (which we refer to as “the conversion”), and to eliminate provisions relating to our prior dual-class common stock structure, the ownership interest formerly held in us by McDonald’s Corporation, and certain other historical matters.

The text of the proposed Amended and Restated Certificate of Incorporation, marked to show changes to our current Restated Certificate of Incorporation, is included as Annex A to this document.

The Board of Directors is not aware of any other matters to be presented for action at the meeting.

How does the Board of Directors recommend I vote on the proposal?

The Board of Directors recommends a vote FOR the proposal described above.

How do I vote?

If you hold your shares through a broker, bank, or other nominee in “street name”

You need to submit voting instructions to your broker, bank or other nominee in order to cast your vote. In most instances, you can do this over the Internet, or if you have received or request a hard copy of this proxy statement and accompanying voting instruction form you may mark, sign, date and mail your voting instruction form in the postage-paid envelope provided. The Notice of Internet Availability of Proxy Materials that was mailed to you has specific instructions for how to submit your vote. Your vote is revocable by following the procedures outlined in this proxy statement. However, since you are not a shareholder of record you may not vote your shares in person at the meeting without obtaining authorization from your broker, bank or other nominee.

If you are a shareholder of record

You can vote your shares over the Internet as described in the Notice of Internet Availability of Proxy Materials that was mailed to you, or if you have received or request a hard copy of this proxy statement and accompanying form of proxy card you may vote by telephone as described on the proxy card, or by mail by marking, signing, dating and mailing your proxy card in the postage-paid envelope provided. Your designation of a proxy is revocable by following the procedures outlined in this proxy statement. The method by which you vote will not limit your right to vote in person at the special meeting.

If you receive hard copy materials and sign and return your proxy card without specifying choices, your shares will be voted as recommended by the Board of Directors.

Will my shares held in street name be voted if I do not provide my proxy?

If you hold your shares through a broker, bank or other nominee, your shares must be voted by the nominee. Your voting instructions given as described above under “How do I vote – If you hold your shares through a broker, bank, or other nominee in ‘street name’” will be tabulated and voted as per your instructions. If you do not provide voting instructions, under the rules of the New York Stock Exchange, or NYSE, the nominee’s discretionary authority to vote your shares would be limited to “routine” matters. The proposed amendment and restatement of our charter to be voted on at the special meeting is not a routine matter for this purpose, so if you do not provide your proxy, your shares will not be voted at the meeting. In this case your shares will be treated as “broker non-votes,” which will have the same effect as votes against the proposal.

Can I Change My Vote?

You can change your vote or revoke your proxy at any time before it is voted at the special meeting by:

•	re-submitting your vote on the Internet;

•	if you are a shareholder of record, sending a written notice of revocation to our corporate Secretary at our principal offices, 1401 Wynkoop Street, Suite 500, Denver, CO 80202; or

•	if you are a shareholder of record, attending the special meeting and voting in person.

Attendance at the special meeting will not by itself revoke your proxy. If you hold shares in street name and wish to cast your vote in person at the meeting, you must contact your broker, bank or other nominee to obtain authorization to vote.

What constitutes a quorum?

A quorum is necessary to conduct business at the special meeting. At any meeting of our shareholders, the holders of a majority in voting power of our outstanding shares of capital stock entitled to vote at the meeting, present in person or by proxy, constitutes a quorum for all purposes. You are part of the quorum if you have voted by proxy. Abstentions and broker non-votes count as “shares present” at the meeting for purposes of determining whether a quorum exists. As described above, a broker non-vote occurs when a broker, bank or other nominee who holds shares for another does not vote on a particular item because the nominee has not received instructions from the owner of the shares and does not have discretionary voting authority for that item.

What vote is required to approve the proposal?

The amendment and restatement of our Restated Certificate of Incorporation being proposed at the meeting must be approved by (i) a majority of the voting power of the outstanding shares of Class A common stock and Class B common stock, voting together as a single class, and (ii) a majority of the voting power of the outstanding shares Class B common stock. Abstentions and broker non-votes will not count as votes in favor of the proposed amendment and restatement and accordingly will have the effect of votes against the proposal.

How is this proxy statement being delivered?

We have elected to deliver our proxy materials electronically over the Internet as permitted by rules of the Securities and Exchange Commission, or SEC. Accordingly we are distributing, to our shareholders of record and beneficial owners at the close of business on October 30, 2009, a Notice of Internet Availability of Proxy Materials. On the date of distribution of the Notice of Internet Availability of Proxy Materials, all shareholders and beneficial owners will have the ability to access all of the proxy materials at the URL address included in the Notice of Internet Availability of Proxy Materials. These proxy materials are also available free of charge upon request at 1-800-579-1639, or by e-mail at sendmaterial@proxyvote.com, or by writing to Chipotle Mexican Grill, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Requests by e-mail or in writing should include the 12-digit control number included on the Notice of Internet Availability of Proxy Materials you received.

If you would like to receive the Notice of Internet Availability of Proxy Materials via e-mail rather than regular mail in future years, please follow the instructions on the Notice of Internet Availability of Proxy Materials, or by enrolling on the Investors page of our web site at www.chipotle.com (click on “Contact Us”). Delivering future notices by e-mail will help us reduce the cost and environmental impact of our annual meetings.

Who is bearing the cost of this proxy solicitation?

We will bear the cost of preparing, assembling and mailing the Notice of Internet Availability of Proxy Materials, of making these proxy materials available on the Internet and providing hard copies of the materials to shareholders who request them, and of reimbursing brokers, nominees, fiduciaries and other custodians for the out-of-pocket and clerical expenses of transmitting copies of the Notice of Internet Availability of Proxy Materials and the proxy materials themselves to the beneficial owners of the shares. A few of our officers and employees may participate in the solicitation of proxies, without additional compensation, by telephone, e-mail or other electronic means or in person.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The following tables set forth information as of October 20, 2009, as to the beneficial ownership of shares of each class of our common stock by:

•	each person (or group of affiliated persons) known to us to beneficially own more than 5 percent of either class of our common stock;

•	each of our “named executive officers” as defined in SEC rules;

•	each of our directors; and

•	all of our current executive officers and directors as a group.

The number of shares beneficially owned by each shareholder is determined under SEC rules and generally includes voting or investment power over shares. The information does not necessarily indicate beneficial ownership for any other purpose. The percentage of beneficial ownership shown in the following tables is based on 15,091,545 outstanding shares of Class A common stock and 16,601,646 outstanding shares of Class B common stock as of October 20, 2009. For purposes of calculating each person’s or group’s percentage ownership, shares of Class A common stock issuable pursuant to stock options or stock appreciation rights exercisable within 60 days after October 20, 2009, are included as outstanding and beneficially owned for that person or group but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

Name of Shareholder	Class A Common Stock	Percentage of Class	Class B Common Stock	Percentage of Class	Total Voting Percentage Owned	Total Equity Percentage Owned
Beneficial holders of 5% or more of either class of common stock
Barclays Global Investors, NA (1)	1,298,399	8.60%	—	—	*	4.10%
Capital World Investors (2)	960,532	6.36%	2,257,000	13.60%	12.99%	10.15%
FMR Corp. (3)	2,765,150	18.32%	285,233	1.72%	3.10%	9.62%
Hussman Econometrics Adviors, Inc. (4)	750,000	4.97%	—	—	*	2.37%
T. Rowe Price Associates, Inc. (5)	—	—	3,026,950	18.23%	16.71%	9.55%
Tremblant Capital Group (6)	—	—	1,052,735	6.34%	5.81%	3.32%
William Blair & Company, LLC (7)	1,226,674	8.13%	—	—	*	3.87%

Directors and executive officers
Steve Ells (8)(9)	55,100	*	403,250	2.43%	2.26%	1.45%
Montgomery Moran (9)(10)	22,803	*	153,333	*	*	*
John Hartung (11)	53,712	*	229	*	*	*
Bob Wilner (12)	15,250	*	43	*	*	*
Bob Blessing	—	—	—	—	—	—
Rex Jones (13)	2,480	*	4,000	*	*	*
Albert Baldocchi (9)(14)(15)	1,484	*	162,841	*	*	*
John Charlesworth (14)	16,376	*	—	—	*	*
Neil Flanzraich (14)	1,868	*	—	—	*	*
Patrick Flynn (14)	20,376	*	—	—	*	*
Darlene Friedman (9)(14)(16)	2,376	*	9,000	*	*	*
All D&O’s as a group (11 people) (17)	176,575	1.17%	732,653	4.41%	4.14%	2.87%

*	Less than one percent (1 percent)
(1)	Based solely on a report on Schedule 13G filed on February 5, 2009. The address of Barclays Global Investors, NA is 400 Howard Street, San Francisco, California 94105.
(2)	Based solely on reports on Schedule 13G/A filed on February 13, 2009 and September 11, 2009. The address of Capital World Investors is 333 South Hope Street, Los Angeles, California 90071.

(3)	Based solely on reports on Schedule 13G/A filed on February 17, 2009 and July 10, 2009. The address of FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.
(4)	Based solely on a report on Schedule 13G filed on January 14, 2009. The address of Hussman Econometrics Advisors, Inc. is c/o Ultimus Fund Solutions, LLC, 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246.
(5)	Based solely on a report on Schedule 13G/A filed on February 11, 2009. Shares of Class B common stock beneficially owned by T. Rowe Price Associates, Inc. (Price Associates) are owned by various individual and institutional investors including T. Rowe Price Mid-Cap Growth Fund, Inc. (which owns 1,900,000 shares, representing 10.97 percent of the shares of Class B common stock outstanding), which Price Associates serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of Price Associates is 100 E. Pratt Street, Baltimore, Maryland 21202.
(6)	Based solely on a report on Schedule 13G filed on February 9, 2009. The address of Tremblant Capital Group is 767 Fifth Avenue, New York, New York 10153.
(7)	Based solely on a report on Schedule 13G filed on January 12, 2009. The address of William Blair & Company, LLC is 222 W. Adams, Chicago, Illinois 60606.
(8)	Shares of Class A common stock beneficially owned by Mr. Ells include: 27,500 shares of restricted stock subject to forfeiture, the vesting of which is subject to Mr. Ells's continued employment through February 20, 2010, and which Mr. Ells has the right to vote.
(9)	Shares of Class B common stock reflected as beneficially owned by Mr. Ells, Mr. Moran, Mr. Baldocchi and Ms. Friedman are entitled to piggyback registration rights.
(10)	Shares of Class A common stock beneficially owned by Mr. Moran include: 15,000 shares of restricted stock subject to forfeiture, the vesting of which is subject to Mr. Moran's continued employment through February 20, 2010, and which Mr. Moran has the right to vote.
(11)	Shares of Class A common stock beneficially owned by Mr. Hartung include: 15,600 shares jointly owned by Mr. Hartung and his spouse; 10,000 shares of restricted stock subject to forfeiture, the vesting of which is subject to Mr. Hartung's continued employment through February 20, 2010, and which Mr. Hartung has the right to vote; and 18,000 shares underlying vested stock options. Shares of Class B common stock beneficially owned by Mr. Hartung include 81 shares jointly owned by Mr. Hartung and his spouse and 148 shares beneficially owned by his minor children. Mr. Hartung disclaims beneficial ownership of the shares beneficially owned by his children.
(12)	Shares of Class A common stock beneficially owned by Mr. Wilner include: 7,500 shares of restricted stock subject to forfeiture, the vesting of which is subject to Mr. Wilner's continued employment through February 20, 2010, and which Mr. Wilner has the right to vote.
(13)	Shares of Class A common stock beneficially owned by Mr. Jones include 345 shares held by a revocable trust of which Mr. Jones is a co-trustee.
(14)	Shares of Class A common stock beneficially owned by Mssrs. Baldocchi, Charlesworth, Flanzraich and Flynn and Ms. Friedman include 1,484 shares underlying unvested restricted stock units.
(15)	Shares of Class B common stock beneficially owned by Mr. Baldocchi include 140,623 shares owned jointly by Mr. Baldocchi and his spouse. The shares beneficially owned by Mr. Baldocchi are pledged as collateral to secure a personal line of credit.
(16)	Shares of Class B common stock beneficially owned by Ms. Friedman are held by a revocable trust of which Ms. Friedman is a co-trustee.
(17)	See Notes (8) through (16).

PROPOSED BUSINESS FOR THE SPECIAL MEETING

AMENDMENT OF CHIPOTLE’S EXISTING CERTIFICATE OF INCORPORATION TO CONVERT OUTSTANDING SHARES OF CLASS B COMMON STOCK INTO CLASS A COMMON STOCK, RENAME THE CLASS A COMMON STOCK, AND ELIMINATE OBSOLETE PROVISIONS

OF THE CERTIFICATE OF INCORPORATION

Our Board of Directors has approved an Amended and Restated Certificate of Incorporation that would, if approved at the special meeting and filed with the Secretary of State of the State of Delaware, convert all outstanding shares of Class B common stock into shares of Class A common stock, rename the Class A common stock, and eliminate certain provisions of our existing Restated Certificate of Incorporation relating to our prior dual-class common stock structure, the ownership interest formerly held in us by McDonald’s Corporation, and certain other historical matters. In accordance with the Delaware General Corporation Law, our Board is submitting the proposed Amended and Restated Certificate of Incorporation for the approval of our shareholders, as described in more detail below.

The primary purpose for this proposal is the elimination of our current dual-class common stock structure by converting Class B common stock into Class A common stock, which will result in our having only a single class of common stock outstanding. We refer to this though out this proxy statement as the “conversion.”

The text of the proposed Amended and Restated Certificate of Incorporation, marked to show changes to our current Restated Certificate of Incorporation, is included as Annex A to this document.

Background of our Dual Class Structure

We currently have two classes of common stock outstanding – Class A common stock and Class B common stock. The powers, privileges, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, are identical in all respects except for voting rights. In accordance with our Restated Certificate of Incorporation, in any matter subject to a vote of our shareholders, each holder of Class A common stock is entitled to one vote per share and each holder of Class B common stock is entitled to ten votes per share, except that for purposes of approving a merger or consolidation, a sale of all or substantially all of Chipotle’s property or a dissolution of Chipotle, each holder of Class B common stock has only one vote per share.

As of October 30, 2009, there were [            ] shares of Class A common stock outstanding held by [            ] holders of record and [            ] shares of Class B common stock outstanding held by [            ] holders of record. As of that date, the outstanding Class B common stock represented approximately [    ]% of our shares of outstanding common stock, and approximately [    ]% of the total voting power of the outstanding common stock.

The dual-class common stock structure was created concurrently with our initial public offering in January 2006, so that following the initial public offering our former parent, McDonald’s Corporation, could maintain greater than 80% voting control of us. One benefit of this ownership structure was to enable McDonald’s to complete a later disposition of its remaining shares of our common stock in a transaction free from U.S. federal income tax to McDonald’s and its shareholders.

In October 2006, McDonald’s completed the disposition of all of the shares of Class B common stock it held at that time. The disposition was accomplished via a tax-free exchange offer by McDonald’s to its shareholders, in which McDonald’s shareholders were permitted to tender shares of McDonald’s common stock in exchange for shares of our Class B common stock, and our Class B common stock was concurrently listed for trading on the New York Stock Exchange. In connection with the McDonald’s exchange offer and our resulting separation from McDonald’s, we entered into a Separation Agreement with McDonald’s which includes, among other things, a limitation on our ability to take any action to affect the relative voting rights of any separate classes of

Chipotle common stock (including, without limitation, through conversion of one class of common stock into another class) prior to the fifth anniversary of completion of the separation. However, the Separation Agreement also provides that following the second anniversary of the split-off, we may take such an action if McDonald’s receives an opinion of counsel or a favorable private letter ruling from the IRS to the effect that such action will not affect the tax-free treatment of the split-off. The opinion of counsel or private letter ruling must be satisfactory to McDonald’s in its sole discretion. As discussed below, we have provided McDonald’s with an opinion of counsel as required by the Separation Agreement and McDonald’s has confirmed that the opinion is satisfactory.

Trading History and Disadvantages of the Dual-Class Structure

Since our split-off from McDonald’s the price of our Class B common stock on the NYSE has unexpectedly been below the price of our Class A common stock, despite the higher voting powers of the Class B common stock and the greater number of shares of Class B common stock outstanding. From the date of the split-off through October 20, 2009, the discount has ranged from a low of approximately 4% to a high of approximately 30%, with an average discount over the past two years of approximately 14%. This has generated considerable frustration for holders of shares of Class B common stock, and our management has fielded extensive questions from shareholders and analysts regarding why the discount exists and when and how we will address it.

In addition, the average daily trading volume of the Class B common stock since the split-off has generally been significantly lower than that of the Class A common stock, despite the greater number of outstanding shares of the Class B common stock. We believe, based in part on advice from outside financial advisors, that the resulting lower liquidity of the Class B common stock is primarily responsible for the price disparity between the two classes.

We also believe that a significant amount of confusion has arisen among shareholders, potential shareholders, the financial media and other members of the financial community with respect to our dual-class common stock structure. The use of different trading symbols for the two classes of common stock (CMG and CMG.B) has contributed to the confusion, given that these trading symbols have been reproduced, recorded or described in different ways by various sources. Some shareholders have reported an inability to use certain reporting services to find trading prices for the Class B common stock. As a result, the public may have obtained conflicting and confusing financial information from various third-party sources, and management has been required to spend time and resources correcting flawed information and educating existing and potential investors.

In summary, we believe that the collapse of the dual-class common stock structure into a single new class of common stock is in the best interests of Chipotle and the holders of both the Class A and the Class B common stock. The conversion will eliminate the disparity in trading prices between our two classes of common stock, and we expect that it will also improve the liquidity profile of our common stock overall, allow for easier analysis and valuation of the new single class of common stock, and eliminate confusion within the financial community regarding the current dual-class structure. However, we cannot guarantee that the benefits of a simplified capital structure will be accomplished to the extent and in the manner we currently expect, if at all.

Considerations Involving the Proposed Conversion

In light of the trading price disparity following the split-off and the resulting questions from current and potential shareholders, analysts and others, Chipotle’s management began to actively explore the potential conversion immediately upon the second anniversary of our split-off from McDonald’s (when it first became possible to take any action to alter the relative voting rights of our outstanding class of common stock under the Separation Agreement). Following discussions with outside legal and financial advisors and with the Board of Directors, management determined that it would be appropriate to engage special tax counsel and work with McDonald’s to prepare the legal opinion required by the Separation Agreement.

Following preliminary discussions with McDonald’s and its outside legal advisors, Chipotle retained Skadden, Arps, Slate, Meagher & Flom LLP as special tax counsel to render the tax opinion. Skadden, Arps prepared a number of draft opinion letters that were reviewed and discussed internally with Chipotle management, as well as with McDonald’s and its outside tax counsel.

Concurrently with the work to deliver an opinion of counsel under the Separation Agreement, our Board of Directors also conducted a more detailed review of the potential conversion. The Board considered the fairness of the proposed conversion to each class of shareholders, including consideration of the lesser trading price of the Class B common stock as compared to the Class A common stock, the improvement in the liquidity position of the Class B common stock and all holders of both classes of common stock in the event of the conversion, and the increase in the relative voting rights of holders of the Class A common stock as a result of the collapse, via elimination of the superior voting rights of the Class B stock. The Board also considered the input of outside advisors, including materials assembled by a financial advisor regarding prior collapses of dual-class common stock structures, as well as the views of Skadden, Arps as to the tax implications of the proposed collapse and the significant indemnification obligations of Chipotle (as described further below) in the event the split-off was deemed to be taxable as a result of the conversion. Furthermore, the Board considered the expected benefits of eliminating investor confusion and the resulting management distraction regarding the dual-class structure and the trading price disparity. The Board also took into account the elimination of administrative expenses resulting from the dual-class structure.

After a review of all the factors, the Board determined, subject to receipt of McDonald’s confirmation that the opinion letter of Skadden, Arps satisfies the requirements of the Separation Agreement, to propose the conversion to Chipotle’s shareholders at a special shareholders meeting, and to recommend to the shareholders that the conversion be approved. McDonald’s has confirmed that the opinion letter of Skadden, Arps satisfies the requirements of the Separation Agreement.

The foregoing discussion of information considered by the Board in determining to authorize and recommend approval of the conversion is not intended to be exhaustive, but includes the material factors considered by the Board in making its decision. In view of the wide variety of factors considered by the Board and the complexity of these matters, the Board did not consider it practicable to, nor did it attempt to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. In considering the factors described above, individual members of the Board may have given different weight to different factors. Although one of the potential benefits the Board considered was the elimination of administrative expenses resulting from the dual class structure, we do not expect that any cost savings resulting from conversion of the Class B common stock will be material. We cannot assure you when or if any specific potential benefits considered by the Board will be realized.

As noted above, in the Separation Agreement we entered into with McDonald’s we agreed to indemnify McDonald’s, under certain conditions, for taxes and related losses if the exchange offer conducted by McDonald’s to dispose of its interest in us were deemed to be taxable due to (among other things) any amendment to our certificate of incorporation, whether through a shareholder vote or otherwise, that affects the relative voting rights of our Class A and Class B common stock. This indemnification obligation, which we estimate could exceed $450 million and may be much greater depending on the circumstances of any such taxes and related losses, remains in effect notwithstanding the opinion letter obtained from Skadden, Arps. Although we believe, based in part on the opinion letter, that the conversion will not have any effect on the treatment for tax purposes of our separation from McDonald’s, in the event the conversion does result in the separation being treated as taxable, we could face substantial liabilities as a result of our obligations under the Separation Agreement.

Other Proposed Amendments

Our Board believes that upon completion of the conversion, our Restated Certificate of Incorporation as currently in effect may confuse shareholders and other third parties because of references to our Class A common stock and Class B common stock and to McDonald’s Corporation. Amending and restating our certificate of incorporation would eliminate such references and may serve to avoid any confusion.

The provisions proposed to be eliminated include, among others:

•	references to authorization of Class A common stock and Class B common stock;

•

provisions defining the rights of holders of shares of Class A common stock and Class B common stock, including obsolete provisions regarding the convertibility of shares of Class B common stock into shares of Class A common stock;

•	obsolete provisions restricting the transferability of shares of Class B common stock;

•	obsolete provisions allocating corporate opportunities among us and McDonald’s; and

•	obsolete provisions pertaining to contracts between us and McDonald’s.

Except as specifically provided above, we do not intend this proposal to make any substantive change to our certificate of incorporation. Adoption of the charter proposal will have no effect upon our future operations or capital structure or on the substantive rights of holders of shares of Class A common stock or Class B common stock, except for the elimination of the different voting powers of the two classes.

Certain Effects of the Amendments

If the amendments to the Restated Certificate of Incorporation become effective, each share of our outstanding Class B common stock will automatically be converted into one share of Class A common stock and the Class A common stock will be renamed, creating a single class of outstanding shares named simply “common stock.” Such conversion will have the following effects, among others, on the holders of our Class A common stock and our Class B common stock:

Voting Power. Holders of shares of Class B common stock are currently entitled to cast ten votes per share on any matters subject to a shareholder vote, and holders of shares of Class A common stock are entitled to cast one vote per share, except that for purposes of approving a merger or consolidation, a sale of all or substantially all of Chipotle’s property or a dissolution of Chipotle, each holder of Class B common stock has only one vote per share. Following the conversion, all existing shareholders will have only one vote per share in any matters subject to a shareholder vote. On matters other than mergers, consolidations, sales of all assets or dissolutions, the holders of outstanding shares of Class A common stock are currently entitled to cast approximately [    ]% of the vote and holders of outstanding shares of Class B common stock are entitled to cast approximately [    ]%. After the conversion, the current holders of outstanding shares of Class A common stock would be entitled to cast approximately [    ]% of the vote and the current holders of Class B common stock would be entitled to cast approximately [    ]%. In addition, our current certificate of incorporation and Delaware law require a separate class voting right if an amendment to our certificate of incorporation would alter the aggregate number of authorized shares or par value of either such class or alter the powers, preferences or special rights of either such class so as to affect these rights adversely. Upon the conversion, these provisions will no longer have any effect because we would only have a single class of common stock outstanding.

Economic Equity Interests. The proposed conversion will have no impact on the economic equity interests of holders of our Class A common stock and our Class B common stock, including with regard to dividends, liquidation rights or redemption. As of October 30, 2009, the shares held by the holders of our Class A common stock represented [    ]% of the total outstanding shares of common stock and the shares held by the holders of our Class B common stock represented [    ]%. After the conversion, the shares of common stock held by current holders of our Class A common stock and our Class B common stock would represent the same proportions of the total outstanding shares.

Capitalization. The conversion will have no impact on the total issued and outstanding shares of common stock. As of September 30, 2008, there were              shares of common stock issued and outstanding, consisting of              shares of Class A common stock and 16,601,646 shares of Class B common stock. After the conversion, there would be              shares of common stock outstanding as of such date. In addition, the conversion will not increase our total number of authorized shares of common stock. Accordingly, after the conversion, our authorized capital stock will consist of 230,000,000 shares of common stock and 600,000,000 shares of preferred stock. No shares of preferred stock are currently outstanding or will be outstanding immediately following the conversion.

NYSE Listing. Upon effectiveness of the conversion proposal, our Class B common stock, trading symbol CMG-B, will be de-listed from the NYSE and there will no longer be any trading in our Class B common stock. Our common stock will continue to trade on the NYSE under the symbol “CMG.”

Operations. The conversion will have no impact on our operations, except to the limited extent that we are able to realize some or all of the potential benefits from the proposed conversion which are described above.

Resale of Common Stock. Shares of common stock may be sold in the same manner as our Class A common stock and our Class B common stock may currently be sold. Our affiliates and holders of any shares that constitute restricted securities will continue to be subject to the restrictions specified in Rule 144 under the Securities Act of 1933, as amended.

Equity Incentive Plans. Upon the conversion, outstanding options, stock appreciation rights and restricted stock and performance share awards denominated in shares of Class A common stock issued under any of our equity incentive plans will remain unchanged, except that they will represent upon conversion the right to receive shares of common stock rather than Class A common stock.

Interests of our Officers and Directors in the Conversion. In considering the recommendation of our Board, you should be aware that some of our officers and directors may have interests in the conversion that are or may be different from, or in addition to, the interests of some or all of our public shareholders. For instance, our officers and directors hold shares of Class B common stock as described under “Security Ownership of Certain Beneficial Owners and Management” above.

Conditions Precedent to Effectiveness of the Amended and Restated Certificate of Incorporation

The effectiveness of the conversion and the related amendments to the Restated Certificate of Incorporation as described above are conditioned upon each of the following:

•	Approval by holders of a majority of the voting power of the outstanding Class B common stock;

•	Approval by holders of a majority of the voting power of all of the outstanding shares of Class A common stock and Class B common stock, voting together as a single class; and

If approved, the Amended and Restated Certificate of Incorporation will become effective upon filing with the Secretary of State of the State of Delaware, which we expect to occur on the day following the special meeting.

Reservation of Rights by our Board of Directors

Our Board reserves the right to abandon the adoption of the amendments being proposed at the special meeting without further action by our shareholders at any time before their effectiveness (as described above), even if the proposal has been approved by the shareholders and all other conditions to such adoption have been satisfied. Although the Board does not anticipate exercising its rights to abandon the amendments nor does it contemplate specific events that would trigger abandonment, the Board will defer or abandon the amendments if, in its business judgment, the conversion is no longer in the best interests of Chipotle or our shareholders. By voting in favor of the amendments, you will also be expressly authorizing the Board to determine not to proceed with, and abandon, the amendments (including the conversion) if it should decide to do so.

No Appraisal Rights

Holders of our Class A common stock and Class B common stock do not have appraisal rights under Delaware law or under our certificate of incorporation in connection with the conversion.

Recommendation of the Board

Our board of directors unanimously recommends a vote “for” the approval of the conversion.

Certain Federal Income Tax Consequences

We have summarized below certain federal income tax consequences of the conversion based on the Internal Revenue Code (which we refer to as the “Code”). This summary applies only to our shareholders that hold their Class A common stock and Class B common stock as a capital asset within the meaning of section 1221 of the Code. Further, this summary does not discuss all aspects of federal income taxation that may be relevant to you in light of your individual circumstances. In addition, this summary does not address any state, local or foreign tax consequences of the proposed conversion. This summary is included for general information purposes only and is not intended to constitute advice regarding the federal income tax consequences of the proposed conversion. Since the tax consequences to you will depend on your particular facts and circumstances, you are urged to consult your own tax advisor with respect to the tax consequences of the conversion, including tax reporting requirements.

We believe that as a result of the conversion:

•

no gain or loss will be recognized for federal income tax purposes by any of the holders of our Class A common stock or any of the holders of our Class B common stock upon the conversion of Class B common stock into Class A common stock and the re-naming of the Class A common stock as “common stock”;

•

a shareholder’s aggregate basis in its shares of common stock will be the same as the shareholder’s aggregate basis in the Class A common stock and Class B common stock converted pursuant to the conversion;

•

a shareholder’s holding period for common stock will include such shareholder’s holding period for the Class A common stock and Class B common stock converted pursuant to the conversion, provided that each share of Class A common stock and Class B common stock was held by such shareholder as a capital asset as defined in Section 1221 of the Code on the effective date of the conversion; and

•

no gain or loss will be recognized for federal income tax purposes by us upon the conversion of our Class B common stock into Class A common stock and the renaming of the Class A common stock as “common stock”.

OTHER BUSINESS AND MISCELLANEOUS

The Board and management do not know of any other matters to be presented at the special meeting. If other matters do properly come before the meeting, it is intended that the persons named in the accompanying proxy vote the proxy in accordance with their best judgment on such matters.

SHAREHOLDER PROPOSALS AND NOMINATIONS FOR 2010 ANNUAL MEETING

Inclusion of Proposals in Our Proxy Statement and Proxy Card under the SEC’s Rules.

Any proposal of a shareholder intended to be included in our proxy statement and form of proxy/voting instruction card for the 2010 annual meeting of shareholders pursuant to Rule 14a-8 of the SEC's rules, must be received by us no later than December 3, 2009, unless the date of our 2010 annual meeting is more than 30 days before or after May 21, 2010, in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials. All proposals should be addressed to Chipotle Mexican Grill, Inc., 1401 Wynkoop Street, Suite 500, Denver, CO 80202, Attn: Corporate Secretary.

Bylaw Requirements for Shareholder Submission of Nominations and Proposals.

A shareholder nomination of a person for election to our Board of Directors or a proposal for consideration at our 2010 annual meeting must be submitted in accordance with the advance notice procedures and other requirements set forth in Article II of our bylaws. These requirements are separate from, and in addition to, the requirements discussed above to have the shareholder nomination or other proposals included in our proxy statement and form of proxy/voting instruction card pursuant to the SEC’s rules. Our bylaws require that the proposal or nomination must be received by our corporate Secretary at the above address no earlier than January 21, 2010, and no later than February 20, 2010, unless the date of the 2010 annual meeting is more than 30 days before or after May 21, 2010. If the date of the 2010 annual meeting is more than 30 days before or after May 21, 2010, we must receive the proposal or nomination no earlier than the 120th day before the meeting date and no later than the 90th day before the meeting date, or if the date of the meeting is announced less than 100 days prior to the meeting date, no later than the tenth day following the day on which public disclosure of the date of the 2010 annual meeting is made.

MISCELLANEOUS

You are respectfully urged to enter your vote instruction via the Internet as explained on the Notice of Internet Availability of Proxy Materials you received, or on the proxy card or voting instruction card you received with hard copies of these materials. We will appreciate your prompt response.

By order of the Board of Directors

/s/ Monty Moran
Co-Chief Executive Officer, Secretary and Director

November     , 2009

Annex A

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

CHIPOTLE MEXICAN GRILL, INC.

Chipotle Mexican Grill, Inc. (the “Corporation”), a corporation ~~originally~~ organized ~~in the State of Delaware on January 30, 1998, hereby certifies that this Restated Certificate of Incorporation was duly adopted in accordance with Sections 242~~ and ~~245 of~~ existing under the General Corporation Law of the State of Delaware~~. This Restated Certificate of Incorporation amends and restates the Corporation’s Certificate of Incorporation in its entirety~~ (the “DGCL”), does hereby further certify as follows:

(1) The name of the Corporation is Chipotle Mexican Grill, Inc.

(2) The name under which the Corporation was originally incorporated was Chipotle Mexican Grill, Inc., and the original certificate of incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 30, 1998.

(3) Upon the filing (the “Effective Time”) of this Amended and Restated Certificate of Incorporation pursuant to Section 242 of the DGCL, each share of the Class B Common Stock, par value $0.01 per share, of the Corporation issued and outstanding immediately prior to the Effective Time (the “Class B Common Stock”) shall automatically, without further action on the part of the Corporation or any holder of Class B Common Stock, be reclassified and become one fully paid and nonassessable share of Class A Common Stock, par value $0.01 per share, of the Corporation (“Class A Common Stock”). The conversion of the Class B Common Stock into Class A Common Stock will be deemed to occur at the Effective Time. From and after the Effective Time, certificates representing the Class B Common Stock shall represent the number of shares of Class A Common Stock into which such Class B Common Stock shall have been converted pursuant to this Amended and Restated Certificate of Incorporation.

(4) The Class A Common Stock shall, at the Effective Time, be renamed common stock, par value $0.01 per share, of the Corporation.

(5) This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL.

(6) The text of the certificate of incorporation of the Corporation (the “Certificate of Incorporation”) as amended hereby is restated to read in its entirety, as follows:

ARTICLE I - NAME

The name of the company is Chipotle Mexican Grill, Inc. (the “Corporation”).

ARTICLE II - AGENT

The registered office of the Corporation is located at 2711 Centerville Road, Suite 400, in the City of Wilmington, in the County of New Castle, in the State of Delaware. The name of its registered agent at that address is Corporation Service Company.

ARTICLE III - PURPOSE

The purpose for which the Corporation is organized is to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware or any applicable successor act thereto, as the same may be amended from time to time (the “DGCL”).

ARTICLE IV - STOCK

Section 1. Authorized Stock. The Corporation shall have the authority to issue eight hundred thirty million (830,000,000) shares of capital stock, consisting of two hundred thirty million (~~200~~230,000,000) shares of ~~Class A~~ common stock with a par value of $0.01 per share (the “~~Class A Common Stock”), thirty million (30,000,000) shares of Class B common stock with a par value of $0.01 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “~~Common Stock”), and six hundred million (600,000,000) shares of preferred stock with a par value of $0.01 per share (the “Preferred Stock”). The number of authorized shares of ~~Class A Common Stock or Class B~~ Common Stock may be increased or decreased (but not below the number of shares of ~~Class A Common Stock or Class B~~ Common Stock then outstanding) by such affirmative vote as may be required at that time by the DGCL.

Section 2. Common Stock.

(a) ~~Ranking. The preferences, limitations and rights of the Class A Common Stock and Class B Common Stock, and the qualifications and restrictions thereof, shall be in all respects identical, except as otherwise required by law or expressly provided in this Certificate of Incorporation.~~

~~(b)~~ Voting – General. Except as otherwise provided by law or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Except as otherwise required by law or this Certificate of Incorporation:

(i) ~~each share of Class A~~ The holders of the Common Stock ~~outstanding on any record date shall be~~are entitled to one vote ~~and~~ for each share of ~~Class B~~ Common Stock ~~outstanding on such record date shall be entitled to 10 votes in respect~~held at all meetings of ~~any actions of shareholders for which such record date was fixed; provided, however, that each share of Common Stock shall have one vote only for purposes of approving any of the following matters:~~stockholders; and

~~(A) the consummation of any merger or consolidation of the Corporation, or the issuance, sale, transfer or assignment of securities of the Corporation that would, following such issuance, sale, transfer or assignment, represent a majority of the voting power of the Corporation’s then-outstanding Common Stock to any person, in a single transaction or series of related transactions;~~

~~(B) the sale, lease, exchange or other disposition of all or substantially all of the assets of the Corporation or any of its subsidiaries, directly or indirectly, in one or more transactions, to any person; or~~

~~(C) the voluntary liquidation, dissolution or winding up of the Corporation;~~

(ii) ~~the Class A Common Stock and the Class B Common Stock shall vote together as a single class;~~

~~(iii) the vote required to constitute approval of any corporate action shall be a majority of all votes cast on the matter by the holders of outstanding shares of Common Stock at a meeting at which a quorum exists; and~~

~~(iv)~~ holders of Common Stock shall be entitled to cast votes in person or by proxy in the manner and to the extent permitted under the Bylaws of the Corporation (the “Bylaws”).

~~(c) Amendments. So long as any shares of Class A Common Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Class A Common Stock, (i) amend, alter or repeal any provision of this Section so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Class A Common Stock as compared to those of the Class B Common Stock; or (ii) take any other action upon which class voting is required by law. So long as any shares of Class B Common Stock are outstanding, the Corporation shall not, without the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Class B Common~~

~~Stock, (i) amend, alter or repeal any provision of this Section so as to affect adversely the relative rights, preferences, qualifications, limitations or restrictions of the Class B Common Stock as compared to those of the Class A Common Stock; or (ii) take any other action upon which class voting is required by law.~~

~~(d) Dividends; Changes in Common Stock. No dividend or distribution may be declared or paid on any share of Class A Common Stock unless a dividend or distribution, payable in the same consideration and manner, is simultaneously declared or paid, as the case may be, on each share of Class B Common Stock, nor shall any dividend or distribution declared or paid on any share of Class B Common Stock unless a dividend or distribution, payable in the same consideration and manner, is simultaneously declared or paid, as the case may be, on each share of Class A Common Stock, in each case without preference or priority of any kind; provided, however, that if dividends are declared that are payable in shares of Class A Common Stock or in Class B Common Stock or in rights, options, warrants or other securities convertible into or exchangeable for shares of Class A Common Stock or Class B Common Stock, dividends shall be declared that are payable at the same rate on both classes of Common Stock and the dividends payable in shares of Class A Common Stock or in rights, options, warrants or other securities convertible into or exchangeable for shares of Class A Common Stock shall be payable to holders of Class A Common Stock and the dividends payable in shares of Class B Common Stock or in rights, options, warrants or other securities convertible into or exchangeable for shares of Class B Common Stock shall be payable to holders of Class B Common Stock.~~

~~If the Corporation in any manner subdivides or combines the outstanding shares of Class B Common Stock, the outstanding shares of the Class A Common Stock shall be proportionately subdivided or combined, as the case may be. Similarly, if the Corporation in any manner subdivides or combines the outstanding shares of Class A Common Stock, the outstanding shares of Class B Common Stock shall be proportionately subdivided or combined, as the case may be.~~

~~(e) Liquidation. Subject to the rights of the holders of Preferred Stock, shares of Class B Common Stock shall rank pari passu with shares of Class A Common Stock as to distribution of assets in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary. A liquidation, dissolution or winding up of the Corporation, as such terms are used in this paragraph (e), shall not be deemed to be occasioned by or to include any voluntary consolidation or merger of the Corporation with or into any other corporation or other entity or corporations or other entities or a sale, lease or conveyance of all or a part of its assets.~~

~~(f) Reorganization or Merger. Subject to the rights of the holders of Preferred Stock, in case of any reorganization, share exchange or merger of the Corporation with another corporation in which shares of Class A Common Stock or Class B Common Stock are converted into (or entitled to receive with respect thereto) shares of stock and/or other securities or property (including cash), each holder of a share of Class A Common Stock and each holder of a share of Class B Common Stock shall be entitled to receive with respect to each such share the same kind and amount of shares of stock and other securities and property (including cash). In the event that the holders of shares of Class A Common Stock or of shares of Class B Common Stock are granted rights to elect to receive one of two or more alternative forms of consideration, the foregoing provision shall be deemed satisfied if holders of shares of Class A Common Stock and holders of shares of Class B Common Stock are granted substantially identical election rights, as the case may be.~~

~~(g) Conversion of Class B Common Stock.~~

~~(i) Prior to the date on which shares of Class B Common Stock are transferred to shareholders of McDonald’s Corporation in a transaction, including any distribution in exchange for McDonald’s Corporation’s share or securities, intended to qualify as a tax-free distribution under Section 355 of the Internal Revenue Code, or any corresponding provision of any successor statute (a “Tax-Free Spin-Off”), each record holder of shares of Class B Common Stock may convert any or all of such shares into an equal number of shares of Class A Common Stock by surrendering the certificates, if any, for such shares,~~

~~accompanied by any payment required for documentary, stamp or similar issue or transfer taxes and by a written notice by such record holder to the Corporation stating that such record holder desires to convert such shares of Class B Common Stock into the same number of shares of Class A Common Stock (including, but not limited to, for the purpose of the sale or other disposition of such shares of Class A Common Stock), and requesting that the Corporation issue all of such shares of Class A Common Stock to persons named in such notice. Such notice shall set forth the number of shares of Class A Common Stock to be issued to each such person and the denominations in which the certificates, if any, therefor are to be issued. To the extent permitted by law, such voluntary conversion shall be deemed to have been effected at the close of business on the date of such surrender. Following a Tax-Free Spin-Off, shares of Class B Common Stock shall no longer be convertible into shares of Class A Common Stock. For purposes of this Section, a Tax-Free Spin-Off shall be deemed to have occurred at the time the shares are first transferred to shareholders of McDonald’s following receipt of a certificate described in Section 2(g)(vii)(B) below.~~

~~(ii) Prior to a Tax-Free Spin-Off, each share of Class B Common Stock shall automatically be converted into one share of Class A Common Stock upon the transfer of such share if, after such transfer, such share is not beneficially owned by McDonald’s or a subsidiary of McDonald’s. Shares of Class B Common Stock shall not convert automatically into shares of Class A Common Stock (A) as a result of a distribution of Class B Common Stock to shareholders of McDonald’s in a Tax-Free Spin-Off or (B) in any transfer after a Tax-Free Spin-Off.~~

~~(iii) Prior to a Tax-Free Spin-Off, each outstanding share of Class B Common Stock shall automatically be converted into one share of Class A Common Stock if such action is approved by the affirmative vote of the holders of not less than a majority of the voting power of the then-outstanding shares of Class B Common Stock.~~

~~(iv) The Corporation shall provide notice of (A) any automatic conversion of outstanding shares of Class B Common Stock to holders of record of such shares of Common Stock pursuant to Section 2(g)(ii) above as soon as practicable following such conversion; and (B) any automatic conversion of all outstanding shares of Class B Common Stock pursuant to Section 2(g)(iii) above to all holders of record of Common Stock as soon as practicable following such conversion; provided, however, that the Corporation may satisfy such notice requirements by providing such notice prior to such conversion. Such notice shall be provided by any means then permitted by the DGCL; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the automatic conversion of any shares of Class B Common Stock. Each such notice shall, as appropriate, (A) state the automatic conversion date; (B) identify the outstanding shares of Class B Common Stock that are automatically converted; and (C) the place or places where certificates if any, for such shares may be surrendered in exchange for certificates, if any, representing Class A Common Stock, or the method by which book-entry interest in the Class A Common Stock may be obtained in exchange for such certificates in respect of shares of Class B Common Stock.~~

~~(v) Immediately upon conversion of any shares of Class B Common Stock into shares of Class A Common Stock pursuant to the provisions of this Article, the rights of the holders of shares of Class B Common Stock as such shall cease and such holders shall be treated for all purposes as having become the record owners of the shares of Class A Common Stock issuable upon such conversion; provided, that such persons shall be entitled to receive when paid any dividends declared on the Class B Common Stock as of a record date preceding the time of such conversion and unpaid as of the time of such conversion subject to the following sentence. Upon any conversion of shares of Class B Common Stock into shares of Class A Common Stock pursuant to the provisions of this Article, any dividend for which the record date or payment date shall be subsequent to such conversion which may have been declared on the shares of Class B Common Stock so converted shall be deemed to have been declared, and shall be payable, with respect to the shares of Class A Common Stock into or for which such shares of Class B Common Stock shall have been so converted, and any such dividend that shall have been declared on such shares payable in shares of Class B Common Stock shall be deemed to have been declared, and shall be payable, in shares of Class A Common Stock.~~

~~(vi) Prior to a Tax-Free Spin-Off, holders of shares of Class B Common Stock may (A) sell or otherwise dispose of or transfer any or all of such shares held by them, respectively, only in connection with a transfer that meets the qualifications of Section 2(g)(vii) below, and under no other circumstances; or (B) convert any or all of such shares into shares of Class A Common Stock (including, but not limited to, for the purpose of the sale or other disposition of such shares of Class A Common Stock to any person as provided in Section 2(g)(i) above). Prior to a Tax-Free Spin-Off, no one other than persons in whose names shares of Class B Common Stock become registered on the original stock ledger of the Corporation, or transferees or successive transferees who receive shares of Class B Common Stock in connection with a transfer meeting the qualifications set forth in Section 2(g)(vii) below, shall have the status of an owner or holder of shares of Class B Common Stock or be recognized as such by the Corporation or be otherwise entitled to enjoy for his or her own benefit the special rights and powers of a holder of shares of Class B Common Stock. Holders of shares of Class B Common Stock may at any and all times transfer to any person the shares of Class A Common Stock issuable upon conversion of such shares of Class B Common Stock (subject to any restrictions at such time on transfers of shares of Class A Common Stock).~~

~~(vii) Prior to a Tax-Free Spin-Off, shares of Class B Common Stock shall be transferred on the books of the Corporation upon presentation at the office of the Secretary of the Corporation (or at such additional place or places as may from time to time be designated by the Secretary or any Assistant Secretary of the Corporation) of proper transfer documents, accompanied by a certificate stating either (A) that such transfer is to McDonald’s or a subsidiary of McDonald’s; or (B) that such transfer is to the shareholders of McDonald’s in connection with a Tax-Free Spin-Off.~~

~~(viii) Prior to the occurrence of a Tax-Free Spin-Off, every certificate of shares of Class B Common Stock, if any, shall bear a legend on its face reading as follows:~~

~~“THE SHARES OF CLASS B COMMON STOCK REPRESENTED BY THIS CERTIFICATE MAY NOT BE TRANSFERRED TO ANY PERSON IN CONNECTION WITH A TRANSFER THAT DOES NOT MEET THE QUALIFICATIONS SET FORTH IN ARTICLE IV(2)(g)(vii) OF THE CERTIFICATE OF INCORPORATION OF THIS CORPORATION AND NO PERSON WHO RECEIVES SUCH SHARES IN CONNECTION WITH A TRANSFER THAT DOES NOT MEET THE QUALIFICATIONS PRESCRIBED IN SUCH ARTICLE IS ENTITLED TO OWN OR TO BE REGISTERED AS THE RECORD HOLDER OF SUCH SHARES OF CLASS B COMMON STOCK, BUT THE RECORD HOLDER OF THIS CERTIFICATE MAY AT SUCH TIME AND IN THE MANNER SET FORTH IN ARTICLE IV(2)(g) OF THE CERTIFICATE OF INCORPORATION OF THIS CORPORATION CONVERT SUCH SHARES OF CLASS B COMMON STOCK IN TO THE SAME NUMBER OF SHARES OF CLASS A COMMON STOCK FOR PURPOSES OF EFFECTING THE SALE OR OTHER DISPOSITION OF SUCH SHARES OF CLASS A COMMON STOCK TO ANY PERSON. EACH HOLDER OF THIS CERTIFICATE, BY ACCEPTING THE SAME, ACCEPTS AND AGREES TO ALL OF THE FOREGOING.”~~

~~Upon and after the transfer of shares of Class B Common Stock in a Tax-Free Spin-Off, certificates for shares of Class B Common Stock, if any, shall not longer bear the legend set forth above.~~

~~(ix) The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, such number of shares of Class A Common Stock as would become issuable upon the conversion of all shares of Class B Common Stock then outstanding.~~

Section 3. Preferred Stock. The Preferred Stock may be issued from time to time in one or more classes or series. The Board of Directors of the Corporation (the “Board of Directors”) is hereby authorized to provide for the issuance of shares of Preferred Stock in one or more classes or series and, by filing a certificate pursuant to the applicable law of the State of Delaware (hereinafter referred to as “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such class or series, and to fix the designation, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations and restrictions thereof prior to its issuance. Each such class or series of Preferred Stock shall have such voting powers, full or limited, or no voting powers, as shall be authorized by the Board of Directors and stated in the applicable Preferred Stock Designation.

The Common Stock shall be subject to the express terms of any series of Preferred Stock. Except as required by a Preferred Stock Designation or applicable law, holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of shareholders.

~~Section 4. Reclassification and Stock Split.~~

~~(a) Reclassification. Immediately upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), each of the shares of (i) common stock, par value $0.01 per share, (ii) the Series B Preferred Stock, par value $0.01 per share, (iii) the Series C Preferred Stock, par value $0.01 per share, and (iv) the Series D Preferred Stock, par value $0.01 per share, of the Corporation (the common stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, collectively, the “Old Stock~~”~~) issued and outstanding as of the close of business on the day prior to the Effective Time shall be reclassified into and shall become one-third of one share of Class B Common Stock (the “Reclassification”).~~

~~(b) Certificates. The reclassification of the Old Stock into Class B Common Stock shall be deemed to occur at the Effective Time, regardless of when any certificate previously representing such shares of Old Stock (if such shares are held in certificated form) are physically surrendered to the Corporation in exchange for certificates representing such new Class B Common Stock. Each certificate outstanding immediately prior to the Effective Time representing shares of Old Stock shall, until surrendered to the Corporation in exchange for a certificate representing such new number of shares of Class B Common Stock as determined in paragraph (a), automatically represent from and after the Effective Time the reclassified number of shares of Class B Common Stock.~~

~~(c) Status. The Corporation shall not close its books against the transfer of the Old Stock in any manner that interferes with the Reclassification. All shares of Class A Common Stock and Class B Common Stock outstanding after the Reclassification shall be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges.~~

~~Section 5. No Fractional Shares. No fractional shares of the capital stock of the Corporation shall be issued, but in lieu thereof the Corporation may, at its option, make a cash adjustment therefor.~~

ARTICLE V - BOARD OF DIRECTORS

Section 1. Number. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not fewer than three nor more than 20 directors (exclusive of directors referred to in the last paragraph of this Section 1), the exact number of directors to be determined from time to time by resolution adopted by the affirmative vote of a majority of the total number of directors then in office.

~~From and after the date of the first meeting of the Board of Directors following the Effective Time, the~~ The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The initial division of the Board of Directors into classes shall be made by the decision of the affirmative vote of a majority of the total number of directors then in office. Class I directors shall serve for an initial term ending at the annual meeting of shareholders held in 2006, Class II directors for an initial term ending at the annual meeting of shareholders held in 2007 and Class III directors for an initial term ending at the annual meeting of shareholders held in 2008. At each annual meeting of shareholders beginning in 2006, successors to the directors in the class whose term expires at that annual meeting shall be elected for a three-year term.

If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for the remaining term of that class, but in no case shall a decrease in the number of directors shorten the term of any incumbent director.

Each director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office. Directors shall be elected by the affirmative vote of a plurality of the votes cast by shares entitled to vote in the election at a meeting at which a quorum is present.

Elections of directors at an annual or special meeting of shareholders shall be by written ballot.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders, the number of such directors and the election, term of office, filling of vacancies and other features of such directorships shall be governed by the provisions of Article V of this Certificate of Incorporation and any resolution or resolutions adopted by the Board of Directors pursuant thereto, and such directors shall not be divided into classes unless expressly so provided therein.

Section 2. Vacancies. Any vacancy in the Board of Directors that results from an increase in the number of directors, from the death, disability, resignation, disqualification, removal of any director or from any other cause shall be filled by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall hold office for the remaining term of his or her predecessor.

Section 3. Removal. Any director or the entire Board may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of not less than 66 2/3% of the voting power of the outstanding Common Stock.

Section 4. Committees. Pursuant to the Bylaws, the Board of Directors may establish one or more committees to which may be delegated any of or all of the powers and duties of the Board of Directors to the full extent permitted by laws.

ARTICLE VI - LIABILITY OF DIRECTORS AND OFFICERS

Section 1. Elimination of Certain Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Section 2. Indemnification and Insurance.

(a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, liens, amounts paid or to be paid in settlement and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (b) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses (including attorney’s fees) incurred in defending any such proceeding in advance of its final disposition provided, however, that, if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as such in advance of the final disposition of a proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such director or officer is not entitled to be indemnified under this Section or otherwise (an “undertaking”); and provided further that such advancement of expenses incurred by any person other than a director or officer shall be made only upon the delivery of an undertaking to the foregoing effect and may be subject to such other conditions as the Board may deem advisable.

(c) Non-Exclusivity of Rights; Accrued Rights. The right to indemnification and the advancement of expenses conferred in this Section shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, Bylaw, agreement, vote of shareholders or disinterested directors or otherwise. Such rights shall be contract rights, shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Any repeal or modification of this Article VI shall not adversely affect any right or protection of a director of the Corporation in respect of any act or omission occurring prior to the time of such repeal or modification.

(d) Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

(d) Other Employees and Agents. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee not within the provisions of paragraph (a) of this Section or to any agent of the Corporation, subject to such conditions as the Board of Directors may deem advisable.

(e) Savings Clause. If this Article VI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification hereunder as to all expense, liability, and loss (including attorney’s fees, judgments, fines, ERISA excise taxes, penalties and amounts to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article VI to the fullest extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE VII - SECTION 203 OF THE DGCL

The Corporation expressly elects to be governed by Section 203 of the DGCL.

~~Article VIII - CERTAIN CONTRACTS; CORPORATE OPPORTUNITY~~

~~Section 1. Regulation of Certain Affairs. In anticipation that:~~

~~(a) the Corporation will cease to be a wholly owned subsidiary of McDonald’s, but that McDonald’s will remain, for some period of time, a shareholder of the Corporation;~~

~~(b) the Corporation and McDonald’s may engage in the same or similar activities or lines of business and have an interest in the same or similar areas of corporate opportunities; and~~

~~(c) there will be benefits to be derived by the Corporation through its contractual, corporate and business relations with McDonald’s (including possible service of officers and directors of McDonald’s as officers and directors of the Corporation) and there will be benefits in providing guidelines for directors and officers of McDonald’s and of the Corporation with respect to the allocation of corporate opportunities and other matters;~~

~~the provisions of this Article are set forth to regulate, define and guide the conduct of certain affairs of the Corporation as they may involve McDonald’s and its officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and shareholders in connection therewith; provided, however, that nothing in this Article will impair the Corporation’s ability to enter into contractual arrangements with a shareholder of the Corporation, which arrangements restrict the shareholder from engaging in activities otherwise allowed by this Article, and the following provisions shall be subject to any such contractual obligation of the Corporation.~~

~~Section 2. Certain Contracts. No contract, agreement, arrangement or transaction between the Corporation and McDonald’s shall be void or voidable solely for the reason that McDonald’s is a party thereto, and McDonald’s (a) shall have fully satisfied and fulfilled its fiduciary duties to the Corporation and its shareholders with respect thereto; (b) shall not be liable to the Corporation or its shareholders for any breach of fiduciary duty by reason of the entering into, performance or consummation of any such contract, agreement, arrangement or transaction; (c) shall be deemed to have acted in good faith and in a manner it reasonably believed to be in and not opposed to the best interests of the Corporation; and (d) shall be deemed not to have breached its duties of loyalty to the Corporation and its shareholders and not to have received an improper personal gain therefrom, if the material facts as to the contract, agreement, arrangement or transaction are disclosed or are known to the Board of Directors or the committee thereof that authorizes the contract, agreement, arrangement or transaction, and the Board of Directors or such committee in good faith authorizes the contract, agreement, arrangement or transaction by the affirmative vote of a majority of the disinterested directors, even though less than a quorum. Directors of the Corporation who are also directors or officers of McDonald’s may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes the contract, agreement, arrangement or transaction.~~

~~Section 3. Competition and Corporate Opportunities.~~

~~Subject to any contractual provisions to the contrary, McDonald’s shall have the right to, and shall have no duty hereunder to refrain from, (a) engaging in the same or similar activities or lines of business as the Corporation; (b) doing business with any potential or actual customer or supplier of the Corporation; or (c) employing or otherwise engaging any officer or employee of the Corporation. To the fullest extent permitted by law, neither McDonald’s nor any officer or director thereof (except as provided in this Article) shall be liable to the Corporation or its shareholders for breach of any fiduciary duty by reason of any such activities of McDonald’s, or such person’s participation therein.~~

~~In the event that McDonald’s acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both McDonald’s and the Corporation, McDonald’s shall have no duty to communicate or present such corporate opportunity to the Corporation, and shall not be liable to the Corporation or its~~

~~shareholders for breach of any fiduciary duty as a shareholder of the Corporation by reason of the fact that McDonald’s pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Corporation.~~

~~Section 4. Allocation of Corporate Opportunities.~~

~~In the event that a director or officer of the Corporation who is also a director or officer of McDonald’s acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both the Corporation and McDonald’s, to the fullest extent permitted by law, such director or officer of the Corporation:~~

~~(a) shall be deemed to have fully satisfied and fulfilled such person’s fiduciary duty to the Corporation and its shareholders with respect to such corporate opportunity;~~

~~(b) shall not be liable to the Corporation or its shareholders for breach of any fiduciary duty by reason of the fact that McDonald’s pursues or acquires such corporate opportunity for itself or directs such corporate opportunity to another person (including, without limitation, McDonald’s) or does not communicate information regarding such corporate opportunity to the Corporation;~~

~~(c) shall be deemed to have acted in good faith and in a manner such person reasonably believes to be in or not opposed to the best interests of the Corporation; and~~

~~(d) shall be deemed not to have breached such person’s duty of loyalty to the Corporation or its shareholders and not to have derived an improper personal economic gain or other benefit therefrom, if such director or officer acts in a manner consistent with the following policy:~~

~~(i) a corporate opportunity offered to any person who is an officer or employee (whether or not a director) of the Corporation, and who is also a director but not an officer or employee of McDonald’s, shall belong to the Corporation, unless such opportunity is expressly offered to such person primarily in his or her capacity as a director of McDonald’s, in which case such opportunity shall belong to McDonald’s;~~

~~(ii) a corporate opportunity offered to any person who is a director but not an officer or employee of the Corporation, and who is also an officer or employee (whether or not a director) of McDonald’s shall belong to McDonald’s unless such opportunity is expressly offered to such person primarily in his or her capacity as a director of the Corporation, in which case such opportunity shall belong to the Corporation;~~

~~(iii) a corporate opportunity offered to any person who is either (1) an officer or employee of both the Corporation and McDonald’s; or (2) a director of both the Corporation and McDonald’s (but not an officer or employee of the Corporation or McDonald’s), shall belong to McDonald’s unless such opportunity is expressly offered to such person primarily in his or her capacity as a director of the Corporation, in which case such opportunity shall belong to the Corporation.~~

~~Section 5. Non-Pursuit. Any corporate opportunity that belongs to McDonald’s or to the Corporation pursuant to the foregoing policy shall not be pursued by the other, unless and until the party to whom the opportunity belongs determines not to pursue the opportunity and so informs the other party.~~

~~Section 6. Deemed Notice. Any person or entity purchasing or otherwise acquiring any interest in any shares of the capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article.~~

~~Section 7. Chairman or Chairman of a Committee. For purposes of this Article, a director who is chairman of the Board of Directors or chairman of a committee of the Board of Directors is not deemed an officer of the Corporation by reason of holding that position unless that person is a full-time employee of the Corporation.~~

~~Section 8. Expiration of Certain Provisions. Notwithstanding anything in this Certificate of Incorporation to the contrary, (a) this Article shall expire on the date that McDonald’s ceases to beneficially own shares representing at least 5% of the voting power of the outstanding Common Stock and no person who is a director or officer of the Corporation is also a director or officer of McDonald’s; and (b) in addition to any vote of the shareholders required by this Certificate of Incorporation, until the time that McDonald’s ceases to beneficially own shares representing at least 5% of the voting power of the outstanding Common Stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of the outstanding Common Stock entitled to vote thereon shall be required to alter, amend, repeal (by merger or otherwise, in a manner adverse to the interests of McDonald’s) or adopt any provision adverse to the interests of McDonald’s and inconsistent with any provision of this Article.~~

~~Neither the alteration, amendment or repeal of this Article nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such alteration, amendment, repeal or adoption. Following the time that McDonald’s ceases to beneficially own shares representing at least 5% of the voting power of the outstanding Common Stock, any contract, agreement, arrangement or transaction involving a corporate opportunity shall not be reason thereof result in any breach of any fiduciary duty or duty of loyalty or failure to act in good faith or in the best interests of the Corporation or derivation of any improper benefit or personal economic gain, but shall be governed by the other provisions of this Certificate of Incorporation, the Bylaws, the DGCL and other applicable law.~~

ARTICLE VIII - RESERVED

ARTICLE IX - CONSIDERATION OF OTHER CONSTITUENCIES

In addition to any other considerations which they may lawfully take into account in determining whether to take or to refrain from taking action on any matter and in discharging their duties under applicable law and this Certificate of Incorporation, the Board of Directors, its committees and each director may take into account the interests of customers, distributors, suppliers, creditors, current and retired employees and other constituencies of the Corporation and its subsidiaries and the effect upon the communities in which the Corporation and its subsidiaries do business; provided, however, that this Article shall be deemed solely to grant discretionary authority only and shall not be deemed to provide to any constituency a right to be considered.

ARTICLE X - SHAREHOLDER ACTION

Subject to the rights of the holders of Preferred Stock, any action required or permitted to be taken at any annual or special meeting of shareholders of the Corporation may be taken only upon the vote of the shareholders at an annual or special meeting duly called and may not be taken by written consent of the shareholders.

The Bylaws may establish procedures regulating the submission by shareholders of nominations and proposals for consideration at meetings of shareholders of the Corporation.

ARTICLE XI - SPECIAL MEETINGS

Subject to the rights of the holders of Preferred Stock, special meetings of the shareholders may be called at any time only by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the total number of directors then in office or by the chairman of the Board of Directors.

ARTICLE XII - AMENDMENT OF CERTIFICATE OF INCORPORATION

Subject to any requirement of applicable law or any other provision of this Certificate of Incorporation and to any voting rights granted to or held by the holders of any series of Preferred Stock, the Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the DGCL at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon shareholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article. In addition to any affirmative vote required by applicable law or any other provision of this Certificate of Incorporation or specified in any agreement, and in addition to any voting rights granted to or held by the holders of any series of Preferred Stock, the affirmative vote of the holders of a majority of the voting power of the outstanding Common Stock shall be required to amend, add, alter, change, repeal or adopt any provisions inconsistent with this Certificate of Incorporation.

ARTICLE XIII - AMENDMENT OF BY-LAWS

The Board of Directors is expressly authorized and empowered to adopt, amend and repeal the Bylaws by the affirmative vote of a majority of the total number of directors present at a regular or special meeting of the Board of Directors at which there is a quorum (as defined from time to time in the Certificate of Incorporation) or by written consent. The shareholders of the Corporation may not adopt, amend or repeal any Bylaw, and no provision inconsistent therewith shall be adopted by the shareholders, unless such action is approved by the affirmative vote of the holders of not less than 66 2/3% of the voting power of the outstanding Common Stock.

~~ARTICLE XIV - DEFINITIONS~~

~~Except as otherwise defined in this Certificate of Incorporation, the following terms shall have the meanings ascribed to them below:~~

~~(a) “beneficial ownership” shall have the meaning given to such term in Rule 13d-3 promulgated under the Securities Exchange Act of 1934.~~

~~(b) “corporate opportunities” shall include, but not be limited to, business opportunities which (i) the Corporation is financially able to undertake; (ii) are, from their nature, in the line or lines of the Corporation’s business; (iii) are of practical advantage to the Corporation; (iv) are ones in which the Corporation has an interest or reasonable expectancy; and (v) are ones in which, by embracing the opportunities, the self-interest of McDonald’s or its officers or directors may be brought into conflict with that of the Corporation.~~

~~(c) “McDonald’s” shall mean McDonald’s Corporation, an Delaware corporation, and any of its successors by way of merger, share exchange or sale of all or substantially all of its assets, and all subsidiaries of McDonald’s; provided, however, that for purposes of Article VIII, “McDonald’s” shall not include the Corporation or any of the Corporation’s subsidiaries.~~

~~(d) “person” shall mean a natural person, corporation, partnership, joint venture, association, or legal entity of any kind; each reference to a “natural person (or to a “record holder” of shares, if a natural person) shall be deemed to include in his or her representative capacity a guardian, committee, executor, administrator or other legal representative of such natural person or record holder.~~

~~(e) “subsidiary” shall mean, as to any person, a corporation, partnership, joint venture, association or other entity in which such person beneficially owns (directly or indirectly) 50% or more of the outstanding voting power or partnership interests or similar voting interests.~~

[SIGNATURE PAGE FOLLOWS]

The undersigned has executed this Amended and Restated Certificate of Incorporation of Chipotle Mexican Grill, Inc., effective as of the date of filing with the Secretary of State of the State of Delaware.

CHIPOTLE MEXICAN GRILL, INC.

By:
Name:	Steve Ells
Title:	Chairman and Co-Chief Executive Officer

Preliminary Version

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date CHIPOTLE MEXICAN GRILL, INC. M18073-S51041 CHIPOTLE MEXICAN GRILL, INC. 1401 WYNKOOP ST, SUITE 500 DENVER, CO 80202 Please indicate if you plan to attend this meeting. For Against Abstain 1. Proposal to amend Chipotle’s Restated Certificate of Incorporation to (a) effect a reclassification of each outstanding share of Chipotle Class B common stock into one share of Chipotle Class A common stock and rename the Class A common stock as “common stock”; and (b) eliminate provisions relating to our prior dual-class common stock structure, the ownership interest formerly held in us by McDonald’s Corporation and other historical matters. For address changes and/or comments, please check this box and write them on the back where indicated. 0 0 0 Yes No 0 0 0 Vote on Proposal VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposal: 2. In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof. Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer. The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR item 1. If any other matters properly come before the meeting, or if cumulative voting is required, the person named in this proxy will vote in their discretion.

Preliminary Version

Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice and Proxy Statement is available at www.proxyvote.com. CONTINUED AND TO BE SIGNED ON REVERSE SIDE M18074-S51041 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS SPECIAL MEETING OF SHAREHOLDERS DECEMBER 21, 2009 The shareholder(s) hereby appoint(s) Steve Ells, Monty Moran, and Jack Hartung, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Chipotle Mexican Grill, Inc. that the shareholder(s) is/are entitled to vote at the Special Meeting of Shareholders to be held at 8:00 A.M. Mountain Time on December 21, 2009, at the offices of Messner & Reeves, LLC, 1430 Wynkoop Street, Suite 300, Denver, Colorado, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED “FOR” EACH PROPOSAL. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE